Home Office: Cincinnati, Ohio

[Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[1-800-789-6771]

[MassMutualAscend.com]

[Marketing Name]

Individual Deferred Index-Linked Variable Annuity Contract

[Tax Qualification]

Indexed and Declared Rate Crediting Strategies

Modified Single Premium

Return of Premium Death Benefit Guarantee

Nonparticipating – No Dividends

Market Value Adjustment

This annuity contract (this “Contract”) is a legally binding agreement between you and us. It provides that we will pay the Annuity Payout Benefit to you in exchange for your Purchase Payment(s). PLEASE READ THIS CONTRACT WITH CARE.

In this Contract, please note that the words “we”, “us”, “our”, and “Company” refer to MassMutual Ascend Life Insurance Company. The words “you” and “your” refer to the Owner, including a joint Owner, if any. Other capitalized terms are defined in the Contract Specifications or by a specific provision of this Contract.

This Contract is an Index-Linked Variable Annuity, which means that, when funds are applied to an Indexed Strategy, Contract values and benefits may decrease or increase based in part by the change in an external market index, rate, or value over each Term, and are not guaranteed as to fixed dollar amounts. There is a risk of loss, and the loss may be greater if the withdrawal, surrender, Death Benefit, Annuity Payout Benefit occurs before the end of the Term. Gains may be limited and are not guaranteed. Before the end of the Term, the Indexed Strategy value may reflect a loss even if the index has increased, may reflect a gain even if the index decreases, and may be lower than the amount available at the end of the Term. While contract values may be affected by an external index or indices, this Contract does not directly participate in any equity, debt, or other investments. Subject to stated limits, this Contract also offers a Declared Rate Strategy that earns interest at a fixed rate we set before each Term starts. This Contract has a Market Value Adjustment that may increase or decrease Contract values. This Contract includes benefits that waive Market Value Adjustments in some situations.

This Contract is a Deferred Annuity, which means the Annuity Payout Benefit is to begin on a future date. It is a Modified Single Premium Annuity, which means you may make one or more Purchase Payments during the Purchase Payment Period. It has a Return of Premium Death Benefit Guarantee, which means that the death benefit will never be less than your purchase payments, reduced proportionally for withdrawals and rider charges. It is nonparticipating, which means it does not pay dividends or share in the Company’s divisible surplus.

This Contract is a{n} [tax qualification]. {Please refer to the tax qualification endorsement for important provisions.}

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

TWENTY DAY EXAMINATION – RIGHT TO CANCEL

You may cancel this Contract by returning it and giving written notice of cancellation. You have until midnight of the 20th day following the date you receive it, or such longer period as may be provided by law. If you purchased this Contract to replace an existing annuity contract or life insurance policy, you have until midnight of the 30th day following the date you receive it. To cancel, you must return this Contract and give the required notice either to us or to the producer who sold it to you, in person or by mail. If by mail, the return of this Contract or notice is effective on the date it is postmarked, with the proper address and with postage paid. If you exercise this right to cancel this Contract, the Contract shall be void and we will refund the Purchase Payments made for it. We reserve the right to hold Purchase Payments in the Purchase Payment Account until the first Strategy Application Date on or after the end of the examination period.

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HOW TO CONTACT US

Administrative Office: For information and assistance, or to make a complaint, election, or request, call or write:

[Policy Administration]

MassMutual Ascend Life Insurance Company

[P.O. Box 5423

Cincinnati, Ohio 45201-5423

1-800-789-6771]

If you prefer, you may visit us at our website, [MassMutualAscend.com]

State Insurance Department: For information and assistance, or to make a complaint, you may also contact your state insurance department:

[State Department of Insurance]

Contact Number: [000-000-0000]

Request in Good Order: Any election or request you make to us under this Contract must be a Request in Good Order. A Request in Good Order is an election or request that is:

1)	complete and satisfactory to us;

2)	provided to us on our form or in a manner satisfactory to us, which may, in our discretion, be by telephone or electronic means; and

3)	received by us at our Administrative Office.

We are not bound by an election or request until we acknowledge it. We will deem a Request in Good Order to be a standing order. It may be modified or revoked only by a subsequent Request in Good Order, when permitted by the provisions of this Contract. You may be required to return this Contract to us in connection with an election or request.

If a Request in Good Order is received by us on a day that is not a Market Day, or after the first Market Close of a Market Day, we will treat it as if it were received at the start of the next Market Day.

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CONTRACT SPECIFICATIONS

OWNER{S}	[John Doe]
[Jane Doe]
CONTRACT NUMBER	[000000000]
CONTRACT EFFECTIVE DATE	[May 1, 2024]
Contract Anniversary	[May 1] of each year after the Contract Effective Date
Contract Year	A 12-month period that begins on the Contract Effective Date or on a Contract Anniversary.
PURCHASE PAYMENTS
Initial Purchase Payment	[$ 25,000.00]
Additional Purchase Payment Minimum	[$ 10,000.00]
Total Purchase Payment Maximum	[$ 1,000,000.00]
Purchase Payment Period	[First 60 Days of Contract]
Purchase Payment Account Interest Rate	[1%]
MINIMUM REQUIRED VALUE	[$ 5,000.00]

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CREDITING STRATEGIES	Initial Selection
[1-Year Declared Rate Strategy]	[5%]

[S&P 500 1-Year -10% Floor with Cap Indexed Strategy]	[5%]

[S&P 500 1-Year 10% Buffer with Cap Indexed Strategy]	[5%]

[S&P 500 1-Year 10% Buffer with Performance Trigger Indexed Strategy]	[5%]

[S&P 500 1-Year 10% Buffer with Dual Performance Trigger Indexed Strategy]	[5%]

[S&P 500 1-Year 20% Buffer with Cap Indexed Strategy]	[5%]

[S&P 500 1-Year 20% Buffer with Performance Trigger Indexed Strategy]	[5%]

[S&P 500 1-Year 50% Downside Participation Rate with Upside Participation Rate Indexed Strategy]	[5%]

[S&P 500 3-Year 10% Buffer with Upside Participation Rate Indexed Strategy]	[5%]

[S&P 500 3-Year 20% Buffer with Upside Participation Rate Indexed Strategy]	[5%]

[S&P 500 6-Year 10% Buffer with Upside Participation Rate Indexed Strategy]	[5%]

[S&P 500 6-Year 20% Buffer with Upside Participation Rate Indexed Strategy]	[5%]

[iShares MSCI EAFE ETF 1-Year 10% Buffer with Cap Indexed Strategy]	[4%]

[iShares MSCI EAFE ETF 1-Year 50% Downside Participation Rate with Upside Participation Rate Indexed Strategy]	[4%]

[iShares US Real Estate ETF 1-Year 10% Buffer with Cap Indexed Strategy]	[4%]

[iShares US Real Estate ETF 1-Year 50% Downside Participation Rate with Upside Participation Rate Indexed Strategy]	[4%]

[SDPR Gold Shares ETF 1-Year 10% Buffer with Cap Indexed Strategy]	[4%]

[SDPR Gold Shares ETF 1-Year 50% Downside Participation Rate with Upside Participation Rate Indexed Strategy]	[4%]

[First Trust Barclays Edge 1-Year 10% Buffer with Upside Participation Rate Indexed Strategy]	[4%]

[First Trust Barclays Edge 1-Year 50% Downside Participation Rate with Upside Participation Rate Indexed Strategy]	[4%]

[Russell 2000 6-Year 10% Buffer with Upside Participation Rate Indexed Strategy]	[4%]

[Russell 2000 6-Year 20% Buffer with Upside Participation Rate Indexed Strategy]	[4%]

Each Crediting Strategy is described in an endorsement to this Contract. Please refer to the Strategy endorsements for important provisions and disclosures.

Except to the extent guaranteed in this Contract or a Strategy endorsement, the elements used to calculate gain or loss from an Index are not guaranteed and can be changed by the Company. Such changes may affect the return of an Indexed Strategy. Except as expressly stated in the Strategy endorsement, gain or loss calculated for an Indexed Strategy does not include the portion of returns generated by dividends from the stocks that make up the Index.

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Strategy Application Date	[the 6th and 20th day of each month]

Term	A Term is the period for which Contract values are allocated to a Crediting Strategy, and over which interest or gain or loss is calculated. The length of the Term for a given Crediting Strategy is set out in the Strategy endorsement. Each Term will start and end on a Strategy Application Date. A new Term will start at the end of the preceding Term.

Market Day	A Market Day is a day that all markets that are used to measure available Indexed Strategies are open for regular trading.

Market Close	A Market Close is the close of the regular or core trading session of the market used to measure a given Indexed Strategy.

Declared Rate Strategy Allocation Limit	[12%]

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ANNUITY PAYOUT BENEFIT
Annuitant{s}		[John Doe]
[Jane Doe]
Minimum Fixed Period Payout		[10 years]
Annuity Payout Initiation Date
Earliest Permitted Date		[May 1, 2025]
Latest Permitted Date		[May 1, 2085]
The Latest Permitted Date may change if the ownership of the Contract changes.

DEATH BENEFIT
{Primary Beneficiar{y}{ies}}	[100%]	[Jane Doe, Spouse] {None}

{Contingent Beneficiar{y}{ies}}	[50%]	[Jimmy Doe, Son]
	[50%]	[June Doe, Daughter]

Beneficiary designations are subject to (i) the rights of a Joint Owner, if any, (ii) more recent designations made under the Designation of Beneficiary provision, and (iii) other applicable provisions of this Contract. Beneficiary designations do not apply after the Annuity Payout Initiation Date because the DEATH BENEFIT section of this Contract will no longer apply.

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MARKET VALUE ADJUSTMENT

MVA Index Interest Rate                      [ICE BofA 5-10 Year US Corporate Index]

[Source ICE Data Indices, LLC (“ICE Data”), is used with permission. ICESM/® is a service/trade mark of ICE Data Indices, LLC or its affiliates and BofA® is a registered trademark of Bank of America Corporation licensed by Bank of America Corporation and its affiliates (“BofA”) and may not be used without BofA’s prior written approval. These trademarks have been licensed, along with the ICE BofA 5-10 Year US Corporate Index (“Index”) for use by MassMutual Ascend Life Insurance Company (“MassMutual Ascend”) in connection with this annuity product (the “Product”). Neither MassMutual Ascend nor the Product, as applicable, is sponsored, endorsed, sold or promoted by ICE Data Indices, LLC, its affiliates or its Third Party Suppliers (“ICE Data and its Suppliers”). ICE Data and its Suppliers make no representations or warranties regarding the advisability of investing in securities generally, in the Product particularly, MassMutual Ascend or the ability of the Index to track general stock market performance. ICE Data’s only relationship to MassMutual Ascend is the licensing of certain trademarks and trade names and the Index or components thereof. The Index is determined, composed and calculated by ICE Data without regard to MassMutual Ascend or the Product or its holders. ICE Data has no obligation to take the needs of MassMutual Ascend or the holders of the Product into consideration in determining, composing or calculating the Index. ICE Data is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Product to be issued or in the determination or calculation of the equation by which the Product is to be priced, sold, purchased, or redeemed. Except for certain custom index calculation services, all information provided by ICE Data is general in nature and not tailored to the needs of MassMutual Ascend or any other person, entity or group of persons. ICE Data has no obligation or liability in connection with the administration, marketing, or trading of the Product. ICE Data is not an investment advisor. Inclusion of a security within an index is not a recommendation by ICE Data to buy, sell, or hold such security, nor is it considered to be investment advice.

ICE DATA AND ITS SUPPLIERS DISCLAIM ANY AND ALL WARRANTIES AND REPRESENTATIONS, EXPRESS AND/OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, INCLUDING THE INDICES, INDEX DATA AND ANY INFORMATION INCLUDED IN, RELATED TO, OR DERIVED THEREFROM (“INDEX DATA”). ICE DATA AND ITS SUPPLIERS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY WITH RESPECT TO THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES AND THE INDEX DATA, WHICH ARE PROVIDED ON AN “AS IS” BASIS AND YOUR USE IS AT YOUR OWN RISK.]

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OWNER

Owner

The Owner of this Contract is the person who possesses all of the ownership rights under this Contract. The Owner is the person named as Owner in the Contract Specifications, or the person who becomes the Owner under the Change of Owner provision or Successor Owner provision.

If the cover page of this Contract states that it is a Nonqualified Annuity, then it may be owned by two persons jointly. If there is a joint Owner, the term “Owner” includes the joint Owner, and you must exercise all rights of ownership by joint action.

You may change the Owner as provided in the Change of Owner provision. A surviving spouse may become the Owner pursuant to the Successor Owner provision.

Assignment

If this Contract has a tax qualification endorsement, then you may not pledge, charge, encumber, or in any way assign your interest in this Contract except to the limited extent as may be provided in the tax qualification endorsement.

If the cover page states that this Contract is a Nonqualified Annuity, then you may pledge, charge, encumber, or in any way assign your interest in this Contract only with our written consent. We may deny consent to an assignment only as stated in the Limitations on Transfer or Assignment provision.

When permitted, you may assign all or any part of your rights under this Contract, except your rights to:

1)	designate or change a Beneficiary;
2)	designate or change an Annuitant;
3)	change Owners; or
4)	elect a Payout Option.

We are not responsible for the validity or tax effects of an assignment. An assignment must be made by a Request in Good Order. Unless you specify otherwise, a Request in Good Order to assign any of your rights under this Contract is effective as of the date you sign it. An assignment will be subject to any payments we make or actions we take before we receive the Request in Good Order.

The rights of a person holding an assignment, including the right to any payment under this Contract, come before the rights of an Owner, Annuitant, Beneficiary, or other payee. An assignment may be ended only by the person holding it or as provided by law.

Change of Owner

If this Contract has a tax qualification endorsement, then you may not transfer, sell, or in any way alienate your interest in this Contract except to the limited extent provided in the tax qualification endorsement.

If the cover page states that this Contract is a Nonqualified Annuity, then you may transfer ownership of this Contract only with our written consent. We may deny consent to a transfer only as stated in the Limitations on Transfer or Assignment provision.

A change of Owner must be made by a Request in Good Order. Unless you specify otherwise, a Request in Good Order to change the Owner is effective as of the date you sign it. A change of Owner will be subject to any payments we make or actions we take before we receive the Request in Good Order.

A change of Owner cancels all prior Beneficiary designations. It does not cancel a designation of an Annuitant or a Payout Option election.

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Limitations on Transfer or Assignment

We may deny your request to change the Owner of this Contract or to assign an interest in or right under it to the extent we determine necessary to comply with federal or state law or regulation that limits the transferability or assignment of this Contract.

Successor Owner

Your spouse becomes the Successor Owner of this Contract and succeeds to all rights of ownership if all of the following requirements are met:

1)	a Death Benefit is payable on account of your death;

2)	you were not a Successor Owner of this Contract;

3)	your spouse is the only Beneficiary entitled to the Death Benefit; and

4)	your spouse elects to become the Successor Owner.

An election to become the Successor Owner is made by a Request in Good Order. It must be received before the Death Benefit Payout date. It cancels all prior Beneficiary designations. It does not cancel a designation of an Annuitant or a Payout Option election.

If state law extends this Successor Owner right to a civil union partner or other person who is not your spouse as defined by federal tax law, then distributions after your death must be made as required by the Death Benefit Distribution Rules provision.

Community Property

If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.

ANNUITANT

An Annuitant is a human being on whose life the Annuity Payout Benefit is based. You may designate up to two Annuitants. An Annuitant is a person named as an Annuitant in the Contract Specifications, or a person who becomes an Annuitant when permitted under this ANNUITANT section.

If this Contract has a tax qualification endorsement, then the Annuitant must be the human being covered under the retirement arrangement for whose benefit this Contract is held.

If the cover page states that this Contract is a Nonqualified Annuity, then the Annuitant cannot be changed at any time that it is owned by a trust, custodial account, corporation, limited liability company, partnership, or other entity.

Otherwise, you may change a designation of Annuitant by a Request in Good Order at any time before the Annuity Payout Initiation Date.

If an Annuitant dies before the Annuity Payout Initiation Date and no Death Benefit is payable, then in the absence of a new designation, the Annuitant shall be the surviving joint Annuitant, or if none, the Owner(s).

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BENEFICIARY

Beneficiary

A Beneficiary is a person entitled to receive all or part of a Death Benefit that is to be paid under this Contract on account of a death before the Annuity Payout Initiation Date.

If a Death Benefit becomes payable on account of the death of an Owner or joint Owner, then any Owner who survives the deceased Owner for at least 30 days is the Beneficiary no matter what other designation you may have made. If an Owner survives for at least 30 days but dies before submitting a Request in Good Order to claim the Death Benefit or to become Successor Owner, then the Beneficiary is that surviving Owner’s estate.

In all other cases, you may designate a person or persons as Beneficiary or Beneficiaries as provided in the Designation of Beneficiary provision.

If you do not designate a Beneficiary, or if no designated Beneficiary is surviving, then the Beneficiary is your estate.

Designation of Beneficiary

A designation of Beneficiary must be made by a Request in Good Order. Unless you specify otherwise, a Request in Good Order to designate a Beneficiary is effective as of the date you sign it. A designation of Beneficiary will be subject to any payments we make or actions we take before we receive the Request in Good Order.

You may designate more than one Beneficiary. If you do, then you may state the share of the Death Benefit payable to each Beneficiary that you have named. You may also state whether each Beneficiary that you have named is primary or contingent.

If you do not state otherwise:

1)	we will treat a Beneficiary as primary;

2)	we will pay the Death Benefit in equal shares to those primary Beneficiaries who survive;

3)	we will pay an amount to a contingent Beneficiary only if there is no primary Beneficiary who survives; and

4)	if there is no primary Beneficiary who survives, then we will pay the Death Benefit in equal shares to those contingent Beneficiaries who survive.

Survivorship Required

In order to be entitled to receive a Death Benefit, a person designated as a Beneficiary must survive for at least 30 days after the death for which the Death Benefit is payable.

PURCHASE PAYMENTS

A Purchase Payment is an amount received by us for this Contract. It is determined after deducting any taxes withheld from the payment, and after deducting any fee charged by the person remitting your payment to us.

You may make one or more Purchase Payments to us for this Contract.

The initial Purchase Payment must be received by us on or before the Contract Effective Date.

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Unless we agree, each additional Purchase Payment must at least equal the minimum that is set out in the Contract Specifications. Each additional Purchase Payment must be received by us at our Administrative Office on or before the earliest of the following:

1)	the last day of the Purchase Payment Period that is set out in the Contract Specifications;

2)	the Annuity Payout Initiation Date;

3)	a death for which a Death Benefit is payable; and

4)	the date that this Contract is surrendered.

Unless we agree, the sum of your Purchase Payments cannot exceed the Total Purchase Payment Maximum that is set out in the Contract Specifications.

Upon request, we will provide you with a receipt for a Purchase Payment.

CONTRACT VALUES

Account Value

The Account Value of this Contract is equal to the sum of the values of each Crediting Strategy, plus the value of the Purchase Payment Account, if any.

Declared Rate Strategy Value

The value of a Declared Rate Strategy is equal to:

1)	the amount applied to the Strategy at the start of the current Term; minus

2)	each withdrawal taken from the Strategy during the current Term; minus

3)	each rider charge taken from the Strategy during the current Term; and plus

4)	interest that we have credited on the balances in the Strategy for the current Term.

Indexed Strategy Value

The value of an Indexed Strategy is equal to:

1)	the initial investment base for that Term, which is the amount applied to the Strategy at the start of the current Term; minus

2)	the amount deducted from the investment base for each withdrawal and any related negative Market Value Adjustment taken from the Strategy during the current Term; minus

3)	the amount deducted from the investment base for each rider charge taken from the Strategy during the current Term; and plus

4)	the gain or loss for that Term on the remaining portion of the investment base.

The amount deducted from the investment base for a withdrawal, negative Market Value Adjustment, or rider charge taken from an Indexed Strategy is the amount that, when gain or loss to the date of that withdrawal or charge is included, equals the withdrawal, adjustment, or charge. If there is a gain to the date of the withdrawal or charge, then the amount deducted from the investment base will be less than the withdrawal, adjustment, or charge. If there is a loss to the date of the withdrawal or charge, then the amount deducted from the investment base will be greater than the withdrawal, adjustment, or charge.

A withdrawal, negative Market Value Adjustment, or rider charge will reduce the value of an Indexed Strategy by an amount equal to the withdrawal, adjustment, or charge. The amount deducted from the investment base for that withdrawal or charge is proportional to the reduction in the value of the Indexed Strategy due to the withdrawal, adjustment, or charge.

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Purchase Payment Account Value

The Purchase Payment Account holds each Purchase Payment until it is applied to a Crediting Strategy on a Strategy Application Date. The Strategy Application Dates are set out in the Contract Specifications. Until it is applied to a Crediting Strategy, the value of the Purchase Payment Account is equal to:

1)	Purchase Payments received by us since the last Strategy Application Date; minus

2)	the premium tax or other tax that may apply to such Purchase Payments; minus

3)	each withdrawal taken from the Purchase Payment Account since the last Strategy Application Date; minus

4)	each rider charge taken from the Purchase Payment Account since the last Strategy Application Date; and plus

5)	interest earned daily on the Purchase Payment Account value.

Surrender Value

The Surrender Value of this Contract is the amount that can be taken as a Cash Benefit under this Contract. It is equal to:

1)	the Account Value, adjusted for the Market Value Adjustment that would apply on a surrender of this Contract; minus

2)	rider charges not previously deducted.

Annuity Payout Value

The Annuity Payout Value is the amount that can be applied to the Annuity Payout Benefit under this Contract. It is equal to:

1)	the Account Value on the Annuity Payout Initiation Date; minus

2)	rider charges not previously deducted; and minus

3)	premium tax or other taxes not previously deducted.

Death Benefit Value

The Death Benefit Value is the amount that is available as a Death Benefit under this Contract. It is equal to the greater of:

1)	the Account Value on the date that the Death Benefit Value is determined; or

2)	the Return of Premium Guarantee.

In either case, the Death Benefit Value is reduced by:

1)	rider charges not previously deducted; and

2)	premium tax or other taxes not previously deducted.

For this purpose, the date that the Death Benefit Value is determined is the date that we have received Proof of Death.

Return of Premium Guarantee

The Return of Premium Guarantee used to calculate the Death Benefit Value is an amount equal to:

1)	the sum of all Purchase Payments; minus

2)	a proportionate reduction for each withdrawal, but not including the portion of the withdrawal applied to pay a negative Market Value Adjustment; and minus

3)	a proportionate reduction for each rider charge.

The proportionate reduction for a withdrawal or charge is based on the amount of the withdrawal or charge as a percentage of the Account Value immediately before the withdrawal or charge.

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INTEREST AND GAIN OR LOSS

Interest and Gain or Loss on Account Value

Funds are allocated to the Purchase Payment Account and to Crediting Strategies under the rules set out in the STRATEGY ALLOCATION AND REALLOCATION section.

Each Crediting Strategy earns interest or is adjusted for gain or loss based on the rules that apply to that Strategy. The rules for each Strategy are set out in an endorsement to this Contract.

The Purchase Payment Account earns interest daily at an annual effective rate equal to the Purchase Payment Account Interest Rate set out in the Contract Specifications.

An amount held under this Contract stops earning interest or being adjusted for gain or loss upon the earliest of:

1)	the date on which the amount is withdrawn or applied to pay a negative Market Value Adjustment or rider charge;

2)	the date on which this Contract is surrendered;

3)	the Annuity Payout Initiation Date; or

4)	the date as of which the Death Benefit Value is determined.

Crediting Strategy

A Crediting Strategy is a specified method by which interest or gain or loss is calculated for a Term. The initial Crediting Strategies are set out in the Contract Specifications. The interest rates, Caps, Upside Participation Rates, Trigger Rates, minimum and maximum allocations, or other variable factors in effect for a given Crediting Strategy may vary from one Term to the next.

At the end of a Term, we reserve the right to eliminate a particular Crediting Strategy in our discretion. A Declared Rate Strategy and one Indexed Strategy will always be available.

STRATEGY ALLOCATIONS AND REALLOCATIONS

Strategy Selections

Each Purchase Payment is applied to the Purchase Payment Account upon receipt by us.

On each Strategy Application Date, we apply the then current balance of the Purchase Payment Account to the Crediting Strategies you have selected. Your selections must be made by a Request in Good Order. The Strategy Application Dates and your initial selections are set out in the Contract Specifications. Your selections continue to apply until changed by a Request in Good Order.

The percentage of the Purchase Payment Account to be applied to the Declared Rate Strategy on any given Strategy Application Date cannot exceed the Declared Rate Strategy Allocation Limit. The Declared Rate Strategy Allocation Limit is set out in the Contract Specifications.

Strategy Renewals at Term End

At the end of each Term of a given Crediting Strategy, we will apply the ending value of that Strategy to a new Term of that same Strategy except to the extent that such value is moved under the Strategy Reallocation at Term End provision. If you are not making a request to reallocate the ending values of your Crediting Strategies for a given Term, the ending value of the Declared Rate Strategy may be applied to a new Term of that same Strategy even if it exceeds the Declared Rate Strategy Allocation Limit.

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Strategy Reallocations at Term End

At the end of a Term, you may reallocate the ending values of the Crediting Strategies for that Term among the available Strategies. A reallocation must be made by Request in Good Order received by us on or before the last day of the Term.

If you reallocate the ending values of the Crediting Strategies for a Term, the percentage applied to the Declared Rate Strategy cannot exceed the Declared Rate Strategy Allocation Limit. The Declared Rate Strategy Allocation Limit is set out in the Contract Specifications. Any amount in excess of this limit will be reallocated proportionally among the Indexed Strategies to which you are allocating the ending values for the Term.

At the end of a Term, we will reallocate any amount that cannot be applied to a given Crediting Strategy for the next Term because that Strategy is no longer available or because the amount is under the minimum or over the maximum for that Strategy. We will make this reallocation:

1)	first to another Strategy as provided in the endorsement for the given Crediting Strategy; or

2)

then to an Indexed Strategy that we designate that uses the same index as the given Crediting Strategy, has the same or greater downside protection as the given Crediting Strategy, and has a Term that is no longer than the given Crediting Strategy; or

3)	then to the Declared Rate Strategy to the extent it does not cause the allocation to exceed the Declared Rate Strategy Allocation Limit; or

4)	to the extent that it cannot be allocated to the Declared Rate Strategy, then to the S&P 500 1- Year -10% Floor with Cap Indexed Strategy.

You cannot reallocate amounts from one Crediting Strategy to another until the end of the Term for which such amount is being held.

Renewal Information

At least 30 days before the end of a Term, we will send you:

1)	a written notice of the Crediting Strategies that will be available for the next Term; and

2)	instructions on how to obtain advance information about the interest rates, Caps, Upside Participation Rates, and Trigger Rates that will apply to the next Term.

Rules for Strategy Selections and Reallocations

Crediting Strategy selections and reallocations must be in whole percentages. We reserve the right to round percentages up or down to make whole percentages, and to reduce or increase percentages proportionately in order to total 100%.

We reserve the right to establish minimum or maximum amounts or percentages that may be applied to a given Crediting Strategy. We may change these minimums or maximums for any future Terms in our discretion. We will notify you of any such change. We may limit the availability of a Strategy for a Term that would extend beyond the Annuity Payout Initiation Date.

MARKET VALUE ADJUSTMENTS

Market Value Adjustment

A Market Value Adjustment is made to the value of an Indexed Strategy if this Contract is surrendered or a withdrawal is taken before the sixth Contract Anniversary.

The adjustment depends on changes in the MVA Index Interest Rate since the Contract Effective Date and the amount of time remaining until the sixth Contract Anniversary.

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The Market Value Adjustment will be negative and will decrease the value of the Indexed Strategy if the MVA Index Interest Rate has gone up since the Contract Effective Date. The Market Value Adjustment will be positive and will increase the value of the Indexed Strategy if the MVA Index Interest Rate has fallen since the Contract Effective Date.

The Market Value Adjustment equals the MVA factor multiplied by the amount subject to the adjustment. Except to the extent an exception applies, the amount subject to the adjustment is the portion of the value of the Indexed Strategy that you withdraw or surrender. It includes the amount applied towards any negative Market Value Adjustment.

The MVA factor is equal to:

(A – B) x N

Where:

A =	the MVA Index Interest Rate on the Contract Effective Date;
B =	the MVA Index Interest Rate for the date of the withdrawal or surrender; and
N =	the number of whole and partial years remaining to the sixth Contract Anniversary.

Exceptions

A Market Value Adjustment does not apply to:

1)	a withdrawal or surrender to the extent taken from the Purchase Payment Account or Declared Rate Strategy;

2)	a withdrawal paid as a Qualified Advisory Fee;

3)	an amount that qualifies for a waiver of the Market Value Adjustment under the provisions of a Crediting Strategy Endorsement;

4)	a withdrawal or surrender on or after the sixth Contract Anniversary;

5)	an amount applied to an Annuity Payout Benefit;

6)	an amount paid as a Death Benefit;

7)	an amount that we deduct for a rider charge, if any; or

8)	an amount that we deduct for a premium tax or other tax on the Company.

Qualified Advisory Fee

A Qualified Advisory Fee is a withdrawal from the Contract that is paid in accordance with a Request in Good Order directly to a registered investment adviser, pursuant to an agreement between the Owner and the adviser. The fee must relate only to investment management services rendered by the adviser to the Owner solely with respect to this Contract. The fees taken for any period may not exceed1.5% of the Account Value when the fee is taken or average Account Value for the period, divided by the fractional part of a full year that the period represents.

HOW TO ACCESS YOUR CONTRACT VALUES

You may access your Contract values as a Cash Benefit, as an Annuity Payout Benefit, or as a Death Benefit, subject to the terms of this Contract.

ICC24-P1841624NW	10	[XX]

CASH BENEFIT

Cash Benefit

You may receive a lump sum payment under this Contract as a Withdrawal or Surrender at any time that is both:

1)	on or before the Annuity Payout Initiation Date; and

2)	before a death for which a Death Benefit is payable.

Withdrawals

At any time permitted, you may take a withdrawal from this Contract by a Request in Good Order. The amount of any withdrawal must be at least $500 unless paid as a Qualified Advisory Fee. No withdrawal may be made if it would reduce the Account Value to less than the Minimum Required Value. The Minimum Required Value is set out in the Contract Specifications.

A withdrawal will be taken:

1)	first proportionally from funds, if any, that then qualify for a waiver of the Market Value Adjustment pursuant to the provisions of a Crediting Strategy endorsement;

2)	then from the Purchase Payment Account;

3)	then proportionally from funds held under the Declared Rate Strategy; and

4)	then proportionally from Indexed Strategies having the shortest Term.

Surrender

At any time permitted, you may surrender this Contract by a Request in Good Order. If you surrender this Contract, we will pay you the Surrender Value and all rights under this Contract will terminate.

Exchanges, Transfers, and Rollovers

An amount paid on a withdrawal or surrender may be paid to or for another annuity or tax-qualified account in a tax-free exchange, transfer, or rollover to the full extent allowed by federal tax law.

ANNUITY PAYOUT BENEFIT

Annuity Payout Benefit

The Annuity Payout Benefit is a series of periodic payments made under a Payout Option. The Annuity Payout Benefit is payable under this Contract if the Annuity Payout Initiation Date is reached before the earlier of:

1)	a death for which a Death Benefit is payable; or

2)	the date that this Contract is surrendered.

Once the Annuity Payout Initiation Date is reached:

1)	the Annuity Payout Benefit replaces all other benefits under this Contract; and

2)	all other rights under this Contract terminate except for rights related to the Annuity Payout Benefit.

Annuity Payout Amount

The amount of each payment under the Annuity Payout Benefit is determined on the Annuity Payout Initiation Date based on:

1)	the Annuity Payout Value on that date;

2)	the Payout Option that applies; and

3)	the Payment Interval.

ICC24-P1841624NW	11	[XX]

Annuity Payout Initiation Date

The Annuity Payout Initiation Date is the first day of the first Payment Interval for which payment of the Annuity Payout Benefit is to be made. Payments under a Payout Option are made at the end of each Payment Interval. This means that for annual payments, the first payment will be made one year after the Annuity Payout Initiation Date.

You may choose the Annuity Payout Initiation Date by a Request in Good Order. Such a request must be received by us no later than the chosen date, and at least 30 days before the date of the first payment to be made under a Payout Option.

You may not choose an Annuity Payout Initiation Date that is before the Earliest Permitted Date. The Earliest Permitted Date is the first Contract Anniversary.

Unless we agree, you may not choose an Annuity Payout Initiation Date that is after the Latest Permitted Date. The Latest Permitted Date is the Contract Anniversary following the 95th birthday of the oldest Owner. If the Owner is a trust, corporation, limited liability company, partnership, or other entity, then the Latest Permitted Date is the Contract Anniversary following the 95th birthday of the oldest Annuitant.

If you have not chosen the Annuity Payout Initiation Date by the Latest Permitted Date, then we may choose it for you. We will notify you in writing at least 45 days before the date we choose and give you an opportunity to choose an earlier date.

Form of Annuity Payout Benefit

The Annuity Payout Benefit is paid in the form of annual payments as a Life Payout with Payments for at Least a Fixed Period as described in the PAYOUT OPTIONS section of this Contract. The fixed period will be 10 years, or if fewer, the maximum number of whole years permitted by any tax qualification endorsement.

In place of that, you may choose to have the Annuity Payout Benefit paid in the form of any other Payout Option that is available to you under this Contract. Your choice must be made by a Request in Good Order that is received by us no later than the Annuity Payout Initiation Date and at least 30 days before the date that the first payment is to be made.

Each Payout Option that is contingent on life is based on the life of the Annuitant.

We will not pay an Annuity Payout Benefit if your Account Value is less than the Minimum Required Value. Instead, we may terminate this Contract and pay you the Account Value. However, we will not terminate this Contract at a time when a distribution to you is prohibited by a tax qualification endorsement. The Minimum Required Value is set out in the Contract Specifications.

Payee for Annuity Payout Benefit

Payments of the Annuity Payout Benefit are paid to the surviving Owner(s) living at the time of payment. Instead of receiving such payments, the then living Owner(s) may from time to time elect for payments of the Annuity Payout Benefit be made:

1)	as a tax-free exchange, transfer, or rollover to or for an annuity or tax-qualified account as permitted by federal tax law; or

2)	to the Annuitant(s).

That election must be made or changed by a Request in Good Order received at least 30 days before the date of payment.

ICC24-P1841624NW	12	[XX]

Annuity Payout Benefit payments that become due after the death of the payee are made to:

1)	the Owner(s) living at the time of payment; or if none

2)	the contingent payee(s) designated by the Owner(s) and living at the time of payment; or if none

3)	the estate of the last payee who received a payment.

A designation or change of a contingent payee must be made or changed by a Request in Good Order.

The portion of the Annuity Payout Benefit, if any, remaining after the death of an Owner or Annuitant must be paid at least as rapidly as payments were being made at the time of such death.

DEATH BENEFIT

Death Benefit

A Death Benefit is an amount payable under this Contract if, before the Annuity Payout Initiation Date and before the date that this Contract is surrendered:

1)	an Owner dies; or

2)	an Annuitant dies when this Contract is owned by a trust, custodial account, corporation, limited liability company, partnership, or other entity.

After a death for which a Death Benefit is payable, this Contract remains in force until the date that we receive Proof of Death.

No Death Benefit will be payable on your death if your spouse becomes Successor Owner of this Contract.

If a Death Benefit becomes payable:

1)	it replaces all other benefits under this Contract; and

2)	all other rights under this Contract terminate except for rights related to the Death Benefit.

Only one Death Benefit can be paid under this Contract.

Death Benefit Amount

If the Death Benefit is to be paid as a series of periodic payments under a Payout Option, then the amount of each payment under the Death Benefit is determined on the date that the Death Benefit Value is applied to the Payout Option and is based on:

1)	the Death Benefit Value, plus any additional interest required from the date that we receive Proof of Death to the date it is applied to the Payout Option;

2)	the Payout Option that applies; and

3)	the Payment Interval.

If the Death Benefit is paid in a lump sum, then it is equal to the Death Benefit Value plus any additional interest from the date that we receive Proof of Death to the date of payment.

Interest on Death Benefit

We will credit interest to the Death Benefit Value from the date we receive Proof of Death to the date that the Death Benefit is applied to a Payout Option or paid as a lump sum.

The initial interest rate will be qual to the rate specified in the Payout Option Computations provision of this Contract determined on the date that Due Proof of Death is received.

ICC24-P1841624NW	13	[XX]

The interest rate will increase to equal the sum of 10% plus the guaranteed rate for Payout Option Computations beginning on the date that is 31 days after the latest of:

1)	the date we receive Proof of Death;

2)	the date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate payee legally entitled to the Death Benefit; and

3)	the date legal impediments to payment of the Death Benefit that depend on action of parties other than us are resolved and sufficient evidence of such resolution is provided to us.

Legal impediments to payment include, but are not limited to:

1)	the establishment of a guardianship or conservatorship with legal authority to make a Death Benefit election;

2)	the appointment and qualification of trustees, executors, or administrators; and

3)	the submission of information required to satisfy federal and state reporting requirements.

Such interest, if any, is added to the Death Benefit Value to be paid.

Death Benefit Payout Date

If the Death Benefit is to be paid under a Payout Option, then we will apply the Death Benefit Value to a Payout Option as soon as practicable after receipt of Proof of Death. The date that we do so will be the first day of the first Payment Interval for which a payment is to be made. Payments under a Payout Option are made at the end of each Payment Interval. This means that for annual payments, the first payment will be made one year after the date on which the Death Benefit is applied to a Payout Option.

If the Death Benefit is to be paid as a lump sum, then it will be paid as soon as practicable after receipt of Proof of Death for a lump sum payment.

Form of Death Benefit

Death Benefit payments are made as a Fixed Period Payout as described in the PAYOUT OPTIONS section of this Contract, with annual payments over a fixed period of two years.

In place of that, you may choose to have Death Benefit payments paid as a lump sum or in the form of any Payout Option that is available under this Contract. Your choice must be made by a Request in Good Order that is received by us on or before the date of death for which a Death Benefit is payable.

If you do not make such a choice, the Beneficiary may make that choice after the date of death. His or her choice must be made by a Request in Good Order that is received by us no later than the date that the Death Benefit Value is applied to a Payout Option and at least 30 days before the date of the first payment to be made.

Any choice is subject to the Death Benefit Distribution Rules provision.

A Payout Option that is contingent on life is based on the life of the Beneficiary. A Beneficiary that is a trust, custodial account, corporation, limited liability company, partnership, or other entity may elect a Payout Option based on the life of a person to whom the Beneficiary is obligated. Such an election must be made by a Request in Good Order at least 30 days before the date of payment.

We will pay the Death Benefit as a lump sum rather than as payments under a Payout Option if:

1)	as of the date that the Death Benefit Value is to be applied to a Payout Option, the Death Benefit Distribution Rules provision does not allow a two-year payout; or

2)	the Death Benefit is less than $2,000.

ICC24-P1841624NW	14	[XX]

Death Benefit Distribution Rules

The Death Benefit must be paid in accordance with the tax qualification endorsement, if any. If the cover page states that this Contract is a Nonqualified Annuity, then the Death Benefit must be paid either:

1)	in full within five years of the date of death; or

2)	over the life of the Beneficiary or over a fixed period not exceeding his or her life expectancy, with payments at least annually and with the first payment made within one year of the date of death.

If the cover page states that this Contract is a Nonqualified Annuity, and your spouse (as defined by federal tax law) becomes the Successor Owner of this Contract after your death, then:

1)	this rule does not apply to your death; and

2)	if the Successor Owner dies before the Annuity Payout Initiation Date, then this rule applies to any Death Benefit that is payable on the death of the Successor Owner.

Payee for Death Benefit Payments

Death Benefit payments are made to the Beneficiary as the payee unless:

1)	amounts are paid as a tax-free exchange, transfer, or rollover to or for an annuity or tax- qualified account as permitted by federal tax law; or

2)

the Beneficiary is a trust, custodial account, corporation, limited liability company, partnership, or other entity, and elects to have Death Benefit payments made to a person to whom the Beneficiary is obligated to make corresponding payments.

Death Benefit payments that become due after the death of the payee are made to the contingent payee designated as part of any Payout Option election made by you for the Death Benefit. If there is no such contingent payee surviving, then such payments are made to the contingent payee designated by the Beneficiary. Failing that, such payments are made to the estate of the last payee who received a payment.

A designation or change of a payee or contingent payee must be made by a Request in Good Order. A Beneficiary may not change a contingent payee designation made as part of a Payout Option election made by you for the Death Benefit. A Beneficiary may make or change any other payee or contingent payee designation at any time.

PAYOUT OPTIONS

Payout Option

A Payout Option provides for periodic payments for life or a fixed period greater than one year at regular Payment Intervals.

Payment Interval

A Payment Interval is the length of time between payments made under a Payout Option. Subject to the Conditions provision, a Payment Interval can be annual, semi-annual, quarterly, or monthly.

Conditions

Payments under a Payout Option are subject to any minimum amounts, Payment Intervals, and other rules and conditions that we may from time to time require. If we change our minimums, we may change any current or future payment amounts and/or Payment Intervals to conform to the change. Unless we agree, payments under a Payout Option are made at the end of a Payment Interval. Once we make the first payment under a Payout Option, the Payout Option may not be changed.

All elected Payout Options must comply with pertinent laws and governmental regulations and rulings.

ICC24-P1841624NW	15	[XX]

If more than one person is the payee under a Payout Option, payments are made to the payees jointly. No more than two persons may be initial payees under a joint and survivor Payout Option.

If payment under a Payout Option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age of any person on whose life payments are based.

Nonhuman Payees under a Payout Option

Except as stated in this provision, the primary payee under a Payout Option must be a human being. All payments under a Payout Option during his or her life must be made by check payable to the primary payee or by electronic transfer to a checking or savings account owned by the primary payee. Payments may be made as a tax-free exchange, transfer, or rollover to or for another annuity or tax-qualified account to the full extent allowed by federal tax law. An Owner that is a trust, corporation, limited liability company, partnership, or other entity may be the primary payee for an Annuity Payout Benefit. A Beneficiary that is a trust, corporation, limited liability company, partnership, or other entity may be the primary payee for a Death Benefit. We may make other exceptions in our discretion.

Limitation on Election of Payout Option

A fixed period of less than the Minimum Fixed Period Payout is available only for a Death Benefit. The Minimum Fixed Period Payout is set out in the Contract Specifications.

Payout Option Computations

The 2012 Individual Annuity Mortality Period Table with projection scale G2 for blended lives (60% female/40% male) with interest at 1% per year, compounded annually, is used to compute all guaranteed Payout Option factors, values, and benefits under this Contract. For purposes of calculating payments based on the age of a person, we will use the person’s age as of his or her last birthday.

Payments under a Payout Option for an Annuity Payout Benefit will not be less than those that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at the purchase rate offered by the Company to the same class of annuitant on the Annuity Payout Initiation Date. Payments under a Payout Option for a Death Benefit will not be less than those that would be provided by the application of the Death Benefit to purchase a single premium immediate annuity contract at the purchase rate offered by the Company to the same class of annuitant on the Death Benefit Payout Date.

Available Payout Options

The available Payout Options are set out below.

Fixed Period Payout: We will make periodic payments for a fixed period. The first payment is paid as of the last day of the initial Payment Interval. The fixed period may not be longer than 30 years. The Fixed Period Payout Table applies to this Option.

Life Payout: We will make periodic payments until the death of the person on whose life payments are based. The first payment is paid as of the last day of the initial Payment Interval. Upon request, we will provide information on the payments that we will make based on the age of the person on whose life payments are based, the Payment Interval, and the year in which the Contract value is applied to the Payout Option

Life Payout with Payments for at Least a Fixed Period: We will make periodic payments until the death of the person on whose life payments are based. We will guarantee that such payments continue for at least a fixed period you select even if the person should die before the end of that fixed period. The first payment is paid as of the last day of the initial Payment Interval. Upon request, we will provide information on the payments that we will make based on the age of the person on whose life payments are based, the fixed period, the Payment Interval, and the year in which the Contract value is applied to the Payout Option.

ICC24-P1841624NW	16	[XX]

Joint and One-half Survivor Payout: We will make periodic payments until the death of the primary person on whose life payments are based; thereafter, we will make one-half of the periodic payment until the death of the secondary person on whose life payments are based. The first payment is paid as of the last day of the initial Payment Interval. Upon request, we will provide information on the payments that we will make based on the ages of the persons on whose lives payments are based, the Payment Interval, and the year in which the Contract value is applied to the Payout Option.

We will make periodic payments in any other form of Payout Option that is acceptable to us at the time of an election.

Commuted Values

Once the Contract value is applied to a Payout Option, the periodic payments cannot be accelerated or converted into a lump sum payment unless we agree.

Fixed Period Payout Table

The Fixed Period Payout Table shows the payments that we will make at sample Payment Intervals for each $1,000 applied based on the guaranteed Payout Option factors.

	Annual	Semi Annual	Quarterly	Monthly
Years
1	$1,010.00	$503.74	$251.55	$83.78
2	507.51	253.12	126.40	42.10
3	340.02	169.58	84.68	28.20
4	256.28	127.82	63.83	21.25
5	206.03	102.76	51.31	17.09
6	172.54	86.05	42.97	14.31
7	148.62	74.12	37.01	12.32
8	130.69	65.18	32.55	10.84
9	116.74	58.22	29.07	9.68
10	105.58	52.65	26.29	8.75
11	96.45	48.10	24.02	8.00
12	88.84	44.31	22.12	7.37
13	82.41	41.10	20.52	6.83
14	76.90	38.35	19.15	6.37
15	72.12	35.97	17.96	5.98
16	67.94	33.88	16.92	5.63
17	64.25	32.04	16.00	5.33
18	60.98	30.41	15.18	5.05
19	58.05	28.95	14.45	4.81
20	55.41	27.63	13.80	4.59

The values stated for fixed periods shorter than the Minimum Fixed Period Payout are available only as a Death Benefit option. The Minimum Fixed Period Payout is set out in the Contract Specifications.

GENERAL PROVISIONS

Entire Contract

This Contract, any application for it, any endorsements to it, and any riders and rider applications, form the entire contract between you and us.

All statements that you have made for the issuance of this Contract shall, in the absence of fraud, be deemed representations and not warranties.

ICC24-P1841624NW	17	[XX]

Changes – Waivers

No changes or waivers of the provisions of this Contract are valid unless made in writing and signed by our President, Vice President, or Secretary. No other person or producer has authority to change or waive any provision of this Contract.

Except as provided below, the Company cannot change this Contract without your consent in a manner that would reduce or eliminate benefits or coverage or impair or invalidate any right granted to the Owner of this Contract.

We reserve the right, in our sole discretion, to administer and change the provisions of this Contract to obtain or retain the intended tax treatment under federal tax law, or to take into account other pertinent laws and governmental regulations and rulings.

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the Contract that is in conflict with the applicable Commission standards for this product type in effect on the date that the Commission approved this contract form is hereby amended to conform with that Commission standard.

Misstatement

If the age of a person is misstated, we will adjust payments to the amount that would have been payable based on the correct age. If payments based on the correct age would have been higher, we will promptly pay the unpaid amount(s) in one sum, with interest. If payments based on the correct age would have been lower, we may deduct the overpaid amount(s), with interest, from succeeding payments. We may also pursue other remedies at law or in equity. The interest to be paid or charged is the rate that was used to calculate the payments, but not to exceed 6% per year.

Required Reports

At least once each Contract Year, we will send you a report of your current Contract values. These reports will stop on the earliest of the following dates:

1)	the Annuity Payout Initiation Date;

2)	the date that the Death Benefit Value is determined; or

3)	the date that this Contract is surrendered.

These reports will be sent to you within four months of the end of the current period, and shall include:

1)	the beginning and ending dates of the period;

2)	the Account Value at the beginning and end of the period;

3)	the amount of interest credited during the period;

4)	the amount of any withdrawals, charges, adjustments, premium taxes, or other deductions during the period;

5)	the Surrender Value at the end of the period, and the amount of the Market Value Adjustment used to calculate it; and

6)	any other information required by federal or state law.

The reports will be mailed to your last known address. If permitted by law, in place of that we may deliver these and other required documents in electronic form. The reported values will be based on the information in our possession at the time that we prepare the report. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.

You may request additional status reports from us by a Request in Good Order. The charge for an additional status report shall not exceed $25. Current information about your Contract is also available on our website.

ICC24-P1841624NW	18	[XX]

Exclusive Benefit

Your rights as Owner of this Contract are for the exclusive benefit of you and your Beneficiaries. Your rights as Owner of this Contract are not forfeitable by us.

Claims of Creditors

To the extent allowed by law, your rights as Owner of this Contract and all Contract values and benefits are not subject to the claims of creditors or to legal process.

Company Liability

We will not be liable for any loss that is related to a failure by you, or by any other person having rights or benefits under this Contract, to comply with pertinent laws or governmental regulations or rulings.

Incontestability

This Contract is not contestable by us after the second Contract Anniversary.

Discharge of Liability

We will be discharged from all liability to the extent of each payment that is made for a Cash Benefit, Annuity Payout Benefit, Death Benefit, or rider benefit.

Transfer by the Company

We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption or reinsurance arrangement. We may make such a transfer without your consent.

Taxes

Some states impose on the Company a premium tax or other taxes on annuities. If a premium tax or other tax is charged or due, we reserve the right to deduct that amount from the Purchase Payment or Account Value at the time that it is imposed or at any later time that Contract values are applied to a Payout Option.

Proof of Death

Before making payment of a Death Benefit, or any other payment or transfer of ownership rights that depends on the death of a specified person, we require Proof of Death. We may delay making any payment until we receive Proof of Death.

Proof of Death is:

1)

a certified copy of a death certificate showing the cause and manner of death; or a certified copy of a decree that is made by a court of competent jurisdiction as to the finding of death, or other proof that is satisfactory to us;

2)	proof of each claimant’s interest in the Death Benefit or other Contract rights; and

3)	a Request in Good Order from each claimant.

Former Spouse as a Beneficiary or Contingent Payee

If you designate your spouse as a Beneficiary or Contingent Payee, or if a Beneficiary designated his or her spouse as a Contingent Payee, and such marriage legally ends or is annulled, then we will treat that former spouse as having predeceased you or the Beneficiary unless:

1)	a court order provides that his or her status as a Beneficiary or Contingent Payee is to continue;

2)	the Beneficiary or Contingent Payee remains or becomes an Owner; or

3)	the Beneficiary or Contingent Payee designation was made on a date on which the marriage legally ended or was annulled or was ratified after that date.

Loans

Loans are not available under this Contract.

ICC24-P1841624NW	19	[XX]

Termination

We reserve the right to terminate this Contract at any time that the Account Value is less than the Minimum Required Value. The Minimum Required Value is set out in the Contract Specifications. If we terminate this Contract for this reason, we will pay you the Account Value. We will not terminate this Contract at a time when a distribution to you is prohibited by a tax qualification endorsement.

Deferral of Payment

We reserve the right to delay payment of a surrender or withdrawal after we receive your Request in Good Order for it. We may delay such payment for up to six months upon receipt of written approval from the Commissioner of Insurance of the State of Ohio.

Escheat of Payment

If an Annuity Payout Benefit or Death Benefit is due to be paid, and we cannot find the payee or there is a dispute over the payment that is not resolved, we will escheat the amount due as required by law.

In the case of an Annuity Payout Benefit, we will escheat payments as they become due.

In the case of a Death Benefit, we will escheat the Death Benefit as a lump sum payment on the date that state law requires us to do so.

Change of Administrative Office

If we change our Administrative Office, we will notify you in writing.

Separate Account

We hold reserves to support our guarantees under the Indexed Strategies of this Contract in a non-unitized Separate Account. The Separate Account is established and maintained pursuant to the laws of our domiciliary state. The assets in the Separate Account shall not be chargeable with liabilities arising out of any other business that we conduct. General account assets are also available to meet guarantees under this Contract as well as our other general obligations.

Nonforfeiture Values

The portion of the Surrender Value, Annuity Value or Death Benefit Value attributable to the Declared Rate Strategy shall never be less that the minimum required by Section 7B of the NAIC Model Variable Annuity Regulation, model # 250, calculated using the nonforfeiture interest rate determined on the Contract Effective Date under the law of the state in which the Contract is issued for delivery. The portion of the Surrender Value, Annuity Value, or Death Benefit Value attributable to an Indexed Strategy Value shall never be less than the minimum required by Section 7 of the NAIC Model Variable Annuity Regulation model # 250, and the Interstate Insurance Products Commission standards.

Changes in Indices

This Contract has one or more Indexed Strategies that calculate gain or loss based in whole or in part on an index that is benchmark designated to track the performance of a define portfolio of securities. It also has a Market Value Adjustment that is calculated based on an external interest index or an external market interest rate. We reserve the right to replace or adjust an index or rate if:

1)	the index or rate is discontinued;

2)	the index values or rate becomes unavailable;

3)	there is a substantial change in the calculation of the index or rate;

4)	we lose our license or permission to use the index or rate;

5)	we are unable to hedge risks associated with the index; or

6)	other circumstances approved by the Interstate Insurance Product Regulation Commission.

If we replace an index or rate, we will select a similar index or rate to replace it. If we adjust an index or rate, the adjustments will be intended to approximate its performance before the change. The new or adjusted index or rate will not be exactly the same as the original, but it will correspond reasonably to it, as determined by us in good faith.

ICC24-P1841624NW	20	[XX]

The new or adjusted index, rate, or market will apply until it is replaced or adjusted, or until the particular Indexed Strategy is eliminated. We will get approval from the Interstate Insurance Product Regulation Commission before we make a replacement or adjustment. We will notify you and any assignee in writing of any such replacement or adjustment.

ICC24-P1841624NW	21	[XX]

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY

[Marketing Name]

Individual Deferred Index-Linked Variable Annuity Contract

[Tax Qualification]

Indexed and Declared Rate Crediting Strategies

Modified Single Premium

Return of Premium Death Benefit Guarantee

Nonparticipating - No Dividends

Market Value Adjustment

ICC24-P1841624NW	[XX]